Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 10, 2005 (except for Note 15, as to which the date is February 24, 2005), accompanying the consolidated financial statements and schedule in the Annual Report of Eagle Hospitality Properties Trust, Inc. and the combined financial statements of its predecessor companies on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Eagle Hospitality Properties Trust, Inc. on Forms S-3 (File No. 333-128800, effective October 4, 2005, File No. 333-128799, effective January 13, 2006 and File No. 333-128798, effective October 24, 2005) and on Form S-8 (File No. 333-119516, effective October 4, 2004).

/s/ Grant Thornton LLP

Cincinnati, Ohio

March 3, 2006